Exhibit 10.2

SHAREHOLDERS’ AGREEMENT

BETWEEN

EROS MULTIMEDIA PRIVATE LIMITED

AND

THE GROUP

AND

BIGSCREEN ENTERTAINMENT PRIVATE LIMITED

Dated as of 13th January 2007

This Agreement is made this 13th day of January 2007 by and Between Eros Multimedia Pvt. Ltd., a Company incorporated under Companies Act, 1956 having its Registered Office at 201, Kallash Plaza, Plot A-12, Opp.Laxmi Indl. Estate, Link Road, Andheri (W), Mumbai 400 053 hereinafter referred to as “EROS” which expression shall, unless repugnant to the subject or context thereof, include its successors, affiliates and permitted assigns; AND Big Screen Entertainment Pvt. Ltd., a Company incorporated under Companies Act, 1956 having its Registered Office at 301-302/B, Brook Hill Tower, 3rd Cross Lane, Lokhandwala Complex, Andheri (W), Mumbai 400 053 (hereinafter referred to as “the Company”, which expression shall, unless repugnant to the context or meaning thereof be deemed to include its successors) AND (i) Kumar Mangat Pathak and (ii) Neelam Pathak, (iii) Abhishek Pathak, (iv) Amita Pathak and (v) Sanjeev Joshi, the shareholders of the Company, hereinafter jointly

INDEX

Sr. No.	Particulars	Article	Page No.
1	Preliminary	—

2	Definitions	I	4

3	Company and its Share Capital, Shareholdings and Completion	II	5 – 6

4	Corporate Governance and Management of Company	III	7 – 10

5.	Obligation of Shareholders	IV	10 – 12

6.	Transfer of Shares	V	14 – 14

7.	Financing	VI	14 – 14

B.	Intention to List	VII	15

8.	Representations, Warranties and Covenants	VIII	15 – 16

9.	Term and Termination	IX	16 – 17

10.	Miscellaneous	X	17 – 21

11.	Schedule 1 – The Company		22

12.	Schedule 2 – Deed of Adherence		23

13.	Schedule 3 – Broad terms of Agreement		24 – 25

referred to as “the Group” and individually as “KM”, “NP”, “Abhishek”, “Amita” and “Sanjeev” which expression shall, unless repugnant to the subject or context thereof, include its successors, affiliates and permitted assigns.

WHEREAS

(a)	EROS is a Private Limited Company incorporated under the Companies Act, 1956 (limited by shares) the main object whereof is to carry on in all parts of the World the business of producing, co-producing, exhibiting, distributing and otherwise exploiting cinematograph and television films and motion pictures of all kinds including advertisement commercial films and to plan, prepare, estimate, develop, supply, execute and otherwise deal with Internet content, creation and delivery services, commerce, e-commerce, delivery systems, technology related development, audio and or visual, multimedia development , software and hardware development etc. as set out in its Memorandum of Association;

(b)	The Company is a Private Limited Company incorporated under the Companies Act, 1956 (limited by shares) the main object whereof is to carry on in India or elsewhere the business to produce, promote, project, participate, manufacture, exhibit, make, remake, buy, sell, import, export of all kinds of big screen cine films, video films, tele films, documentary films, advertising films, feature films, animation films, tv serials, slides and other entertainment software in all languages prevailing in India and abroad with its entire shareholding being 10000 paid up equity shares held by the Group free from encumbrances as set out in Schedule 1.

(c)	In accordance with the provision of this agreement the Group desires to sell 64% of its fully paid equity shares to EROS who has agreed to purchase the same at a mutually agreed price (“purchase price”) free from encumbrances, lien and charge of any nature whatsoever such that the entire management and control of the Company vests with EROS who shall have the exclusive right to appoint the Chairman, Managing Director and majority of Directors of the Company,

(d)	The Parties prior to execution hereof have inter alia already entered into a Memorandum of Agreement dated 02.08.2006 wherein some of the terms of this Agreement have been incorporated.

ARTICLE I

a.	DEFINITIONS “Affiliate” shall mean with respect to each party a Person directly or indirectly controlling, controlled by or under joint control with such Party. As used herein, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

b.	“Articles of Association” shall mean the Articles of Association of the Company.

c.	“Act” or the “said Act” means The Companies Act, 1958 or any statutory modification or re-enactment thereof for the time being in force;

d.	“Deed of Adherence” means a deed of adherence to this Agreement substantially in the form contained in Schedule 2.

e.	“Interpretation and References” References to this Agreement shall include Recitals and schedules to this Agreement

f.	“Month” means a calendar month according to the English calendar,

g.	“Memorandum of Association” shall mean the Memorandum of Association of the Company.

h.	“Purchase Price” means the price per share, free from all claims, encumbrances, lien, charge or pledge, of the Company mutually agreed between the parties.

i.	“Share” means the equity shares of the Company having the face value of Rs. 10/- each constituting share Capital of the Company;

j.	“Share Capital” shall mean the entire share capital of the Company.

k.	“Shareholders” shall mean EROS and its promoters and the Group.

l.	“Year” means the calendar year

m.	Words importing the masculine gender also include the feminine gender;

n.	Words importing the singular number include, where the context admits or requires, the plural number and vice versa;

Save as aforesaid any words or expressions defined in the Act shall, if not inconsistent with the subject or context, bear the same meaning in this Agreement

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions contained herein, the parties hereby agree as follows.

ARTICLE II

1.	THE COMPANY AND ITS SHARE CAPITAL

The Company “BIG SCREEN ENTERTAINMENT PRIVATE LIMITED” was incorporated as a Private Limited Company limited by shares registered under the Companies Act, 1956 with Authorized Share Capital of Rs. 10,00,000/- (Rupees Ten Lakhs only) divided into 1,00,000 (One Lakh Only) Equity Shares of Rs. 10/- (Rupees Ten Only) each. The Authorised Capital of the Company shall be increased to Rs.1,10,00,000/- (Rupees One Crore Ten Lakhs only) divided into 11,00,000 (Eleven Lakhs Only) Equity Shares of Rs. 10/- (Rupees Ten Only) each. The Paid-up Share Capital of the Company shall be Rs.1,01,00,000/- (Rupees One Crore One Lakh Only) divided into 10,10,000 (Ten Lakhs Ten Thousand) Equity Shares of Rs.10/- (Rupees Ten Only).

2.	SHAREHOLDING

(a)	It is agreed between both the parties that EROS shall purchase the 64% of fully paid equity shams of the Company from the Group (which shall include the entire shareholding of “Amita” and “Sanjeev”) at a mutually agreed price (“purchase price’) free from encumbrances, lien and charge of any nature whatsoever consequent to which the Paid-up Share of the Company shall be held in the following proportion :

(i)	EROS - EA% of the Paid-up Share Capital divided into 8,400 Equity shares of Rs. 10/- each (hereinafter referred to as “EROS shareholding”) and the Company shall issue the same to EROS credited and fully Paid-up

(ii)	KM, NP and Abhishek - 36% of the Paid-up Share Capital divided into 3,600 Equity shares of Rs. 10/- each (hereinafter referred to as “the KM, NP and Abhishek shareholding”) and the Company shall issue the same to KM,NP and Abhishek credited and fully Paid-up

(b)	If at any time further shares are issued by the Company, same shall be first offered to each Party hereto, in proportion to the then existing shareholding ratio of the Parties with a right to each Party not to accept the shares so offered and in the event of any Party so not accepting the shares the other Party shall have the right to subscribe for the shares so not accepted at the price at which such shares were offered.

(c)	EROS has in furtherance of this Agreement already paid towards the Purchase Price of the 64% of the Paid up Share Capital of the Company a sum of Rs64,000/- to the Group, the receipt whereof the Grog admits and acknowledges.

3.	COMPLETION

(a)	Completion shall take place immediately on signing of this Agreement with the Group in addition to their obligations in clause 15 hereto, undertaking and agreeing to do the following acts, deeds and things:

(i)	execute transfer in respect of 64% of all the shares of the Company as stated in clause 3 hereof in favour of EROS and their nominees as EROS may desire free from encumbrances, charge, lien, equity or third party rights

(ii)	deliver all relevant share Certificates and other documents of title and other benefits in respect of the shares together with the books of accounts and all other papers and record.

(iii)	sign the letters or intimation addressed to the Registrar of Companies in the prescribed forms intimating their transfer of shares in favour of EROS.

(iv)	(i) Amita and (ii) Sanjeev shall cease to be the Directors of the Company,

(b)	The Articles of Association of the Company reflects the transfer of 64% of Paid-up Share Capital in favour of EROS and other provisions contained herein with the Group directing their representatives on the Board of the Company to pass the necessary resolution adopting, confirming, ratifying and signing this Agreement.

ARTICLE III

CORPORATE GOVERNANCE AND MANAGEMENT OF THE COMPANY

4.	POWERS AND COMPOSITION OF THE BOARD OF DIRECTORS

a)	Except as otherwise required by Indian law, this Agreement or the Articles of Association, all powers to manage, direct and control the Company shall vest the Board of Directors.

b)	The number of Directors shall not be less than 3 (three) and not more than 7 (Seven). The Company shall have 7 (Seven) directors as its First Directors of which 4 (four) Directors shall be nominated by EROS, and 3 (three) Directors shall be nominated by KM and NP. In the event the number of Directors of the Company are altered, changed or notified, the Directors shall be nominated in the same proportion as the initial nominations.

c)	is agreed between both the parties that, the following individuals shall hold the position of the first Board of Directors as the representatives of EROS:

i.	Mr. Sunil A Lulla as Chairman

ii.	Mr. Surender K Sood as Director

iii.	Mr. Vikram Rajani as Director

iv.	Mr. Bipinchandra K Talati as Director

d)	It is agreed between both the parties that, the following individuals shall hold the position of the first Board of Directors as the representatives of the Group:

i.	Mr. Kumar Mangat Pathak as Managing Director

ii.	Ms. Neelam Pathak as Director

iii.	Mr. Abhishek Pathak as Director

5.	MEETINGS OF THE BOARD OF DIRECTORS

a)	The Directors may meet together as a Board for dispatch of business from time to time, and shall so meet at least once in every three months and at least four such meetings shall be held in every year. The Directors may adjourn and other wise regulate their meetings as they think fit.

b)	At least fourteen days notice of every meeting of the Board shall be given in writing to every Director for the time being in India and at his usual address in India to every other Director provided however that in the case of a Director resident outside India, notice of every meeting of the Board shall also be given to such Director at his address outside India and to his alternate, if any, in India at his usual address in India Such notice shall be accompanied by the agenda setting out the business proposed to be transacted at the meeting of the Board.

Directors shall be entitled to a sitting fees in accordance with the Articles of Association, Companies (Central Government’s) Rules and Forms 1958 or in accordance with the Resolutions passed in the General Meeting of the Company.

6.	QUORUM AND GENERAL ACTIONS OF THE BOARD OF DIRECTORS

(a)	Subject to Section 287 of the Ad, the Quorum for a meeting of the 2oard shall be one-third of its total strength (excluding Directors, if any, whose place may be vacant at the time and any fraction contained in that one-third being rounded of as one) or four Directors, whichever is higher, provided,

(b)	Notwithstanding what is stated above, every board meeting shall consist of at least 3 (three) representatives of EROS

(c)	If a meeting of the Board could not be held for want of quorum then the meeting shall automatically stand adjourned to such other date and time (if any) as may be fixed by the Chairman not being later than seven days from the date originally fixed for the meeting.

7.	RESPONSIBILITIES OF THE BOARD OF DIRECTORS

Subject to sections 291 and 292 of the Companies Act, the Board of Directors shall supervise the management and the proper arrangement of the operations of the Company and shall carry out such other functions as required under the Companies Act.

8.	FUNDAMENTAL ACTIONS OF THE BOARD OF DIRECTORS

The Company shall not, and the shareholders shall ensure that the Company does not take any action in connection with any of the following matters unless such matter is approved at a meeting of the Board of Directors where all the directors present and voting have voted affirmatively for such matter:

I.	the Project plan, business plan, and any interim material revisions thereto;

II.	Change in the authorized Share Capital of the Company;

III.	the authorization or issuance of any shares or other equity related Securities;

IV.	the transfer by the Company of any material business, assets or properties, including all Intellectual property rights, held by it;

V.	any purchase, redemption or acquisition by the Company of any shares or equity related securities of the Company;

VI.	any reorganization, re-capitalization or similar transaction, or the making of any petition under any applicable bankruptcy, insolvency or other similar law;

VII.	board shall do the borrowings as per the sanctions obtained at the Annual General meeting or the Extraordinary General meeting as the case may be.

VIII.	Amalgamation, Merger or dissolution of the company; and

IX.	the entering into by the Company of any contract that (i) has a value, an aggregate payment or a commitment in excess of Rs.5,00,000/- (Rupees five lace only ) (or its equivalent in any other currency), and (ii) continues over a period of more than we (1) year.

9.	MANAGEMENT OF THE COMPANY

The Company shall be managed and operated by the Managing Director and the management of the Company shall be supervised, monitored and subject to superintendence and control by the Board of Directors of the Company.

10.	MANAGING DIRECTOR

a.	EROS shall solely and exclusively have the power to appoint, from time to time any of its nominee as Managing Director or Managing Directors of the Company for a fixed term not exceeding five years at a time and upon such terms and conditions as the Board thinks fit. Likewise EROS shall have the sole and exclusive power and rights to suspend and remove the Managing Director/ Managing Directors Subject to the provisions of Articles of the Association the Board may by resolution vest in such Managing Director or Managing Directors such of the powers hereby vested in the Board generally as it thinks fit and such powers may be made exercisable for such period or periods and upon such conditions and subject to such restrictions as it may determine.

b.	The remuneration of a Managing Director may be by way of monthly payment, fee for such meeting or participation in profits or by any or all of these modes or any other mode not expressly prohibited by the Act.

c.	The Managing Director or Managing Directors shall not exercise the powers to do following things without a prior permission from the Board of Directors:

I.	make calls on shareholders in respect of money unpaid on the shares in the Company;

II.	issue debentures:

d.	Except to the extent mentioned in the resolution passed in the Board Meeting under section 292 of the Act, the Managing Director or Managing Directors shall not exercise the powers to:

I.	borrow money otherwise than on Debenture;

II.	invest the fund of the Company;

III.	take loans

11.	RETIREMENT OF MANAGING DIRECTOR

In the event the Managing Director ceases to hold the office of Director, he shall ipso facto and immediately cease to be a Managing Director.

12	CHAIRMAN

a.	EROS shall have at all times the exclusive right to nominate the Chairman of the Board and Vice — Chairman of the Board. The First Chairman shall be Mr. Sunil Lulla.

b.	The Chairman of the Board shall be entitled to take the chair at every meeting of the Board. If at any meeting of the Board the Chairman shall not be present within fifteen minutes of the time appointed for holding the same or if he be unable or unwilling to take the chair then the Vice Chairman shall be entitled to take the chair at such Board Meeting, and failing him the Board may elect one of their members to act as the Chairman of that meeting

c.	The Chairman shall have the casting vote.

13.	SHAREHOLDERS’ ACTIONS

Any of the Shareholders may authorize any person to act as its proxy at any meeting of the Shareholders, and such proxy shall be entitled to exercise all of the powers of such Shareholder on its behalf.

ARTICLE IV

OBLIGATIONS OF THE SHAREHOLDERS

14.	OBLIGATIONS OF THE GROUP I THE COMPANY

The Group jointly, severally and covenant represent and warrant as follows:

i.	Out of the 10000 fully paid equity shares of the Company they hold 10000 equity shares fully paid free from encumbrances, charge, lien equity or third party rights.

ii.	There are no properties immoveable or moveable held by them or anybody else as benamidar for the Company and that there are no other debts and liabilities of the Company

iii	All income tax, sales tax, property tax excise duty and other taxes and dues payable to the Government or any local body have been paid up to the date hereof.

iv.	On execution and completion hereof execute transfer forms in respect of all the shares held by them in the Company in favour of EROS and their nominees as EROS may desire free from encumbrances, charge, lien, equity or third party rights and deliver all relevant share certificates and other documents of title and other benefits in respect of the shares together with the books of accounts and all other papers and record.

v.	Shall sign the letters or intimation addressed to the Registrar of Companies in the prescribed forms intimating their transfer of shares in favour of EROS.

vi.	In the event of it being found that the Company is indebted to any person whose liability is not disclosed including liability for payment of income tax and other taxes, the Group shall pay the same and agree hereby to indemnify and keep indemnified the company and EROS against any such liability If necessary the Group shall execute documents of indemnity for the same.

vii.	Shall pay the Capital Gains Tax, if any, in respect of the said shares transferred to EROS and shall indemnify and keep indemnified EROS against such liability.

viii.	Agree and undertake to execute all documents, assurances, papers, letters as may be necessary to give proper effect to the transfer of shares as aforesaid and consequential transfer of management and control including the change in the operation of the Bank accounts of the Company to Me Group.

ix.	If any Departing Shareholder fails to execute the relevant documents necessary to transfer his/her shares when such transfer has been agreed or is required under this Agreement then in such an event EROS or its nominees is hereby irrevocably appointed as his/her lawful attorney and authorized to do all things and execute all documents necessary to effect such transfer or sale in their favour with the acts of the attorney fully valid and binding on the departing shareholder as if the Departing shareholders had performed the same itself with the departing shareholder undertaking at all times to confirm and ratify the same.

x.	The Articles of Association of the Company reflects the transfer of 64% of Paid up Share Capital in favour of EROS and other provisions contained herein with the Group directing their representatives on the Board of the Company to pass the necessary resolution adopting, confining, ratifying and signing this Agreement complying with all laws, rules, regulations and notifications that are necessary to give effect to this agreement passing all resolutions that are necessary to give effect to this Agreement.

xi.	The Company shall deliver the loan Agreement to EROS duly signed.

xii.	KM shall deliver duly signed Service Agreements to the Company.

xiii.	KM agrees to provide exclusive services to the best of his skill and ability using best efforts, diligence in the production, completion and release of the said films and shall not do anything which is contrary to this Agreement, by reason whereof the rights of EROS is in any manner adversely, affected, impaired or prejudiced ensuring that there is no encumbrance, lien and charge on the said films.

xiv.	The Company undertakes with each of the other parties to this Agreement to be bound by and comply with the terms of this Agreement insofar as they relate to the Company and to act in all respects as contemplated by this Agreement insofar as it is able by law to do so.

xv.	The Company with the prior written approval of EROS shall exclusively produce all the cinematograph films and feature films for EROS or its subsidiaries/nominees with the entire cost of production and completion of the films up to production of positive films as per budget provided and borne by EROS stone with all the copyrights, intellectual property rights, audio rights and all rights of exhibition, broadcasting, distribution in respect thereof shall be exclusively assigned and transferred to EROS or its subsidiaries/nominees throughout the World at mutually agreed price with power to re-assign all or any of the rights.

xvi.	Broad terms relating to Budget, Cost of Production, Engagement of artistes, musicians, Directors, technicians, etc., Pre-production, Production Schedule, Cash Flow Schedule, Completion of film(s), Assignment, Sale, License, Distribution and exploitation of all copyrights, intellectual property and all other rights in the film including audio rights, Price and consideration of the rights including the Minimum Guarantee terms, recoupment of investment, cost, charges and expenses of distribution, Prints, Trailors, publicity, Commission, Re-assignment of rights, Profit sharing ratios etc. are set out in Schedule - 3 hereto.

15.	OBLIGATIONS OF EROS

(i)	EROS shall pay to the Group the purchase price of Rs. 64,0001- towards the 64% of fully paid equity shares of the Company from the Group (which shall include the entire shareholding of “Amite” and “Sanjeev”) of Rs.10/- each free from all encumbrances, lien, charge, equity or third party claims.

(ii)	EROS shall bear and provide the entire cost of production and completion of the cinematograph films as per budget provided by the Company and duly approved by EROS with all audio rights and all rights of exhibition, broadcasting, distribution, re-assignment in respect thereof exclusively and irrevocably assigned and transferred to EROS or its subsidiaries/nominees throughout the World who shall exploit the same at a mutually agreed price for a specified period.

ARTICLE V

TRANSFER OF SHARES

16.	RIGHT OF FIRST REFUSAL

a)	In the event that the Group or any of them (referred to as “Offeror” for the purpose of this Article) herein above wishes to dispose off their shares, in part or as a whole, the said shares shall first be offered to Eros (referred to as “Offeree” for the purpose of this Article). Eros is entitled to offer its shares to any party of whatsoever kind and shall be entitled to determine the price of such shares in its sole discretion.

b)	The price of such shares shall be determined as under”

i)	If the Company is not listed, then based on Net Asset value Method decided by an independent valuer.

ii)	If the Company is listed, then on the basis of average of last six months as the price prevailing at the Stock Exchange.

c)	If Offeree does not wish to take up such additional shareholding in the Company, it shall inform the Offeror of such decision within a period of 90 (ninety) days, whereupon the Offeror may offer the shares to a third party on the same terms and conditions as had been presented to the Offeree. In case of failure to respond to the Offer from the Offeror within 90 days of the Offer, it shall be deemed that Offeror has waived his right of first refusal and Offeror may offer the shares to a third party on the same terms and conditions as had been presented to the Offeree.

17.	PUT AND CALL OPTION

Under Put and Cali option, Eros has right but not the obligation to buy or sell its shares specific number of shares at the specific price

a)	PUT OPTION

The holder of the Shares shall have the right (the “Put Option”) to sell all or some of the of the Shares (the “Put Shares”) in the following manner:

(iii)	The Put Option shall be exercised by the holder of the shares through a written notice (the “Put Notice”) specifying their wish to exercise the Put Option at the fair market price of the Put Shares (for purposes of this Section, the “Put Price”). Upon receipt of the notice, the Recipient may exercise the option to buy the Put Shares.

(iv)	The Recipient shall within 60 days of receipt of the Put Notice shall intimate to the holder of the Shares offered for the Put Option, about their acceptance or denial of the Put Option.

(v)	The completion of the sale and purchase pursuant to the Put Notice shall take place not later than sixty (60) days after the date on which reply to Put Notice as per clause (i) is received by the holder of Shares.

b)	CALL OPTION

The holder of shares shall have the right (the “Call Option”) to buy all or some of the of the Shares (the “Call Shares”) in the following manner:

(i)	The Call Option shall be exercised by the holder of the shares through a written notice (the “Call Notice”) specifying their wish to exercise the Call Option at the fair market price of the Call Shares (for purposes of this Section, the “Call Price”). Upon receipt of the notice, the Recipient may exercise the option to buy the Call Shares.

(ii)	The Recipient shall within 60 days of receipt of the Call Notice shall intimate to the holder of the Shares offered for the Cali Option, about their acceptance or denial of the Call Option.

(iii)	The completion of the sale and purchase pursuant to the Call Notice shall take place not later than sixty (60) days after the date on which reply to Call Notice as per clause (ii) is received by the holder of Shares.

In the event the other Party fails to reply to the Put or Call Notice as specified in Clause (i) and (iii), then the other Party shall waive its right to exercise right to first refusal as per clause 7.

In case of simultaneous Put or Call options the price of the Higher Option shall prevail. In case, if the other Parties do not exercise their right under the abovementioned Options then the Shareholders making the put option will name prospective persons who are willing to buy the shares the same shall be approved by the remaining shareholders, unless compelling and legitimate reasons are given in writing within 15 (fifteen) days of receipt of such names, If the remaining shareholders fait to respond within 15 (fifteen) days (unless a mutually agreed extension is granted) deemed that the remaining shareholders have approved the prospective person.

ARTICLE VI

[FINANCING]

18.	DISTRIBUTIONS BY THE COMPANY

All distributions pertaining to profits and other expenses from the Company to the Shareholders shall be made in accordance with each Shareholder’s Shareholding percentage at the time of distribution,

19.	FINANCIAL AND BORROWING POWERS

a.	The Parties shall together cause the Directors of the Company to compile on a monthly basis, information concerning its finances, operations and accounts In particular, the Company shall compile a balance sheet and a profit and loss statement, all in sufficient detail to reflect accurately the financial position of the Company. All such information shall be provided to each Party within Forty Five (45) days of the conclusion of each month.

b.	Subject to the provisions of Sections 292 and 293 of the Act, the Board may, from time to time at its discretion by a resolution passed at a meeting of the Board, accept unsecured loans from members of the Company either in advance of calls or otherwise and generally from any source or raise for the purpose of the Company, borrow or secure the payment of such sums as it thinks fit.

ARTICLE VII

INTENTION TO LIST

20.	It is agreed between all the Parties that the shares of the Company shall be listed on the Indian Stock Exchange as and when EROS proposed for listing of Shares.

21.	It is further agreed that none of the Parties will directly or indirectly or through its representatives on the Board to cause to impede or obstruct the listing of the Company shares on the Stock Exchange

ARTICLE VIII

22.	OBLIGATIONS, REPRESENTATIONS AND WARRANTIES OF PARTIES

The Shareholders hereto represent and warrant that as of the date hereof:

(a)	This Agreement constitutes a legal, valid and binding obligation on them to perform their duties under this Agreement and is enforceable against them in accordance with its terms, except as limited by events such as bankruptcy and any other similar event and/or affecting its creditors’ rights generally and limitations on the availability of equitable remedies; and

(b)	all actions required to be taken by it to authorize the execution, delivery and performance of this Agreement by it have been property taken, and this Agreement constitutes its valid, legal and binding obligation, enforceable against it in accordance with its terms, except as limited by bankruptcy and other similar laws affecting creditors’ rights generally and limitations on the availability of equitable remedies;

(c)	the execution, delivery and performance of this Agreement by them will not:

(i)	conflict with or violate any applicable law, rule, regulation, order, injunction or decree of any governmental authority presently in effect, or

(ii)	result in a breach of, or constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or require any consent under, or result in the imposition or creation of any lien pursuant to, any provisions of any agreement or instrument to which they are a party or by which any of their properties or assets are bound,

23.	NON-COMPETE

The Group agree and guarantee as under:

a)	that the Group is free to offer its services to Mr. Ajay Devgan or his related concerns in any manner and non compete clause shall not form part with respect to services being provided to Mr. Ajay Devgan and his related concerns

b)	that till the Group are the shareholder of the Company or

c)	that after the termination of this Agreement as per clause 26 and 27 or

d)	that from the date they have completely disposed of their Shares

e)	which ever is earlier, they shall not, directly or indirectly, except as stated in clause 24(a), or pen-nit their Affiliates to, as an individual, consultant, partner shareholder or in any other capacity, have an interest in any entity conducting film production business which is the same as or competitive for a period of 2 (two) years (at the time this non-competition obligation arose) with the business of the Company, without obtaining the prior written consent of the remaining EROS.

24.	ACCOUNTING, REPORTING AND AUDITING

a.	The Shareholders shall cause the Company to maintain and keep all books, records and accounts in the English language as are required to he maintained by the Company under the Companies Act, 1956 and in accordance with all applicable laws.

ARTICLE IX

TERM AND TERMINATION

25.	TERM

This Agreement shall come into effect upon the execution and shall continue in effect until:

(a)	One party owns hundred (100%) percent of the issued and outstanding Shares;

(b)	It is terminated pursuant to the provisions of Clause 27 this Agreement;

(c)	the dissolution and liquidation of the Company; or

(d)	terminated by mutual agreement of the Parties.

26.	TERMINATION

i)	Termination by Effect:

It is agreed between the parties that this Agreement shall be terminated by any Party giving 15 (fifteen) days written notice to the other party in case:

a)	Any of the Party enters into liquidation, becomes insolvent, admits in writing his inability to pay his debts as they mature, or becomes party to a bankruptcy or similar proceeding brought against him;

b)	In the event of fraudulent, criminal or dishonest action of the representatives of Eros or the Group;

c)	In the event of occurrence of any of the events as depicted in clause 26.

ii)	Termination by cause:

It is agreed between the parties that this Agreement shall forthwith be terminated by any Party by giving 30 (thirty) days written notice to the other party in case there is material breach of the obligations of the Other Party (Breaching Party) as provided under this Agreement or any other Agreement entered into by the Parties hereto and such breath, if capable of remedy, has not been remedied to the reasonable satisfaction of the Party (Non Breathing Party) within a period of thirty (30) days following written notice to that effect having been served;

27.	EFFECT OF TERMINATION

a)	It is agreed between both the Parties that in the event of termination as per clause 27(i) and 27(ii), the Parties receiving terminating notice shall surrender its entire shareholding to the Company within 30 days of the receipt of the notice. The Company shall pay the price of the shares determined as under to the Party surrendering its Shares within 30 (thirty) days from the date of actual surrender of the Shares:

i)	if the Company is not listed, then based on Net Asset value Method, calculated by the independent valuer.

ii)	If the Company is listed, then on the basis of the six months average price at the Stock Exchange.

b)	Its is agreed between both the parties , that in case the Party receiving the notice has failed to surrender its shares as per Clause 28(a) herein above, then the Party surrendering its shares shall waive its right to receive consideration for the surrender as per clause 28(a) herein above. It is further agreed between both the Parties that, the said shares held by the Party receiving the notice shall automatically be cancelled and these shares can be reissued to such other person as the Board of Directors, may deem fit.

28.	SURVIVAL OF OBLIGATIONS AFTER TERMINATION

If Either of the Party terminates this Agreement on the happening of any of the events mentioned in Clause 26 and 27 herein above, all obligations undertaken hereunder by the Parties under this Agreement shall cease with immediate effect, save and except:

(i)	Clause 27 and 28 [Term & termination]

(ii)	Clause 24 [Non-compete],

(iii)	Clause 33 [Confidentiality]

In case after the termination of the Agreement by any party, voluntarily or not, the remaining shareholder may change the name of the Company.

ARTICLE X

MISCELLANEOUS

29.	NOTICES

(a)	notice given hereunder to either shareholders or the Company shalt be in writing and shall be served by hand, or shall be sent by facsimile transmission, prepaid post or courier with acknowledgement receipt to, the following addresses and numbers

(1)	If to EROS

[Address]

Telephone:	[•]

Facsimile:	[•]

Attention:	[•]

(2)	If to the Group:

[Address]

Telephone:	[•]

Facsimile:	[•]

Attention:	[•]

(3)	If to the Company

[Address]

Telephone:	[•]

Facsimile:	[•]

Attention:	[•]

(b)

Any such notice shall be deemed to be served at the time of delivery (if delivered by hand), at the time of transmission (if sent by facsimile) or on the tenth (10th) Business Day immediately after the date of posting or courier (if sent by prepaid post or courier) Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting Without prejudice to the effectiveness thereof, a notice sent by facsimile shell be confirmed promptly in writing delivered by hand or sent by prepaid post.

30.	SALE OF SHARES

a)	It is agreed between both the parties that in case any of the shareholder desires to sell his shares not through public offering then it will first give the right to the existing Share Holders in the proportion of their Shareholding at that point of time,

b)	If in case any of the share holders decide not to opt to purchase the fresh issue the company then shall offer the same to the remaining share holders in the proportion of their shareholding, at that point of time.

c)	In the event during such private placements if the company has not been able to receive adequate capital from the existing share holder then the company shall have a right to offer such placement to a third party approved by both EROS and Big Screen Entertainment Private Limited.

31.	THIRD PARTY TRANSACTIONS

It is agreed between all the parties that in case of fresh issue of shares or transfer of shares through private equity placement to any third party The said third party is required to sign this agreement and shall be bound by all the terms and conditions of this agreement.

32.	CONFIDENTIALITY

All information, documentation and data disclosed or to be disclosed by one party to another in connection with this Agreement or any of the transactions contemplated hereunder shall be kept confidential by the receiving party and shall not be used otherwise than in connection with the transactions contemplated by this Agreement, except

(a)	to the extent that it was lawfully in the possession of the receiving party when received by the receiving party;

(b)	to the extent that it is obtained by the receiving party from other sources without such duty as to confidentiality or non-use;

(b)	to the extent such information is generally available to the public when received by the receiving party or thereafter becomes generally available to the public through no fault of the receiving party;

(c)	to the extent such duty as to confidentiality and non-use is waived by the disclosing party; or

(d)	as may be required by any governmental authority or by any regulations or rules of a governmental authority to which the receiving party is subject.

The foregoing obligation as to confidentiality and non-use shall survive any termination of this Agreement. Upon termination, each party shall use its best efforts to return to the other party or parties all documents (and all reproductions and copies thereof) that have been received from such other party or parties or that include information not within the exceptions contained in the first sentence of this Article; provided, however, that such obligation to return documents shall not be construed to prohibit a party from retaining copies of documents and information reasonably necessary to enable such party to respond to or comply with the requirements of applicable law or any Governmental Authority.

33.	ACCESS TO ALL INFORMATION

Both parties shall have complete access to all documents, statements, financial reports and other records of the Company as and when they require.

34.	ENTIRE AGREEMENT

This Agreement and any attachments hereto shall, as of the date of execution hereof, supersede all previous representations, understandings or agreements, oral or written, among the parties with respect to the subject matter hereof.

35.	AMENDMENT AND WAIVER

No amendment or waiver hereto shall be effective or binding on any of the parties hereto unless in writing and signed by each of the parties. Any waiver by any of the parties hereto of any right hereunder or any breach hereof by another party shall not constitute a waiver of any other right or any other breach by such other party, whether of a similar or different nature thereto.

36.	SEVERABILITY

If any term or provision of this Agreement is for any reason found invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any remaining portion of this Agreement, which shall remain in full force and effect as if the invalid, illegal or unenforceable portion was never a part of this Agreement when it was executed; provided, that in such event the parties shall use their reasonable efforts to achieve the purpose of such invalid, illegal or unenforceable portion by replacing it with a new legally valid and enforceable provision.

37.	ASSIGNMENT

No party shall transfer all or any part of its rights or obligations under this Agreement, other than in accordance with the terms of this Agreement, without the prior written consent of the other parties. No assignment shall relieve, release or discharge the assigning party of its obligations under this Agreement, except as expressly provided in the written consent.

38.	REMEDIES

In the event of any breach or threatened breach of this Agreement by any party hereto, the other parties shall be entitled to equitable relief through an injunction in addition to any other rights and remedies available to them.

39.	EXPENSES

Each Party shall bear alt costs and expenses which it has incurred in connection with the transactions contemplated hereby.

40.	ARBITRATION

In case of any dispute or difference arising out of or in connection with this Agreement the same shall initially be resolved by mutual consultation failing which the same shall be referred to arbitration of a Sole Arbitrator appointed mutually by the Group and EROS (who shall be former Judge of the Supreme Court of India or Ex-Judge of the high Court of Judicature at Bombay), and such arbitration shall be governed by the provisions of Arbitration and Conciliation Act, 1996 The Arbitration proceedings shall be in English and held in Mumbai and the Court in Mumbai alone shall have jurisdiction.

41.	GOVERNING LAW

This Agreement shall be construed and governed by the laws of India and shall be subject to the exclusive jurisdiction of the Courts in Mumbai.

42.	ARTICLES OF ASSOCIATION

a)	The Articles of Association of the Company shall incorporate all the provisions made in this Shareholders Agreement within two months from the date of execution of Shareholders Agreement, for the purpose of good governance of the Company.

b)	Each shareholder agrees that he/she will, if so requested by the other shareholders, exercise all rights available to him as a shareholder of the company to approve any necessary amendments to the Articles of remove this conflict.

43.	TERMS

All terms not defined in this Agreement, but defined in the Articles of Association shall have the same meaning as the definition given to it in the Articles of Association

44.	FORCE MAJEURE

Neither party shall be responsible to the other for non-performance of the obligations hereunder due to natural disasters, labour disruptions, any change in law, government policies or other causes beyond the control of the said party, PROVIDED, that the party so prevented from complying with its obligations shall promptly give notice thereof to the other party and continue to take all actions reasonably within its power to comply as fully as possible herein The party not so prevented may elect to terminate this Agreement it the non-performance of the other party continues for one (1) month or longer

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date and year first set forth above.

/s/ Sunil Lulla
For EROS MULTIMEDIA PRIVATE LIMITED

/s/ Kumar Mangat
For BIGSCREEN ENTERTAINMENT PRIVATE LIMITED

/s/Kumar Mangat /s/Neelam Pathak /s/Abhishek Pathak
KUMAR MANGAT PATHAK, NEELAM PATHAK AND ABHISHEK

SCHEDULE 1 — THE COMPANY

Part 1

Name of Company:	Big Screen Entertainment Pvt. Ltd.

Registered Number:

Authorised Share Capital:	Rs. 10,00,000/- divided into 1,00,000 Ordinary Shares

Issued and Paid-up Share Capital:	Rs.1,00,000/- divided into 10,000 Ordinary Shares

Shareholders:	Kumar Mangat Pathak Neelam Pathak Abhishek Pathak Amita Pathak Sanjeev Joshi

Registered Office:	301-302/B, Brook Hill Tower, 3rd Cross Lane, Lokhandwala Complex, Andheri (W), Mumbai 400 053

Directors:

Secretary:

Accounting Reference pate:

SCHEDULE 2 - DEED OF ADHERENCE

IT IS HEREBY AGREED between the Parties as follows:

1.	Words and phrases defined in the Shareholders agreement shall have the same meaning when used in this Deed of Adherence.

2.	EROS hereby undertakes to and covenants with all the parties to the Shareholders agreement to observe, perform and be bound by all the terms of the Shareholders’ Agreement which are capable of applying to EROS and which have not been performed at the date hereof to the intent and effect that EROS shall be deemed with effect from the date on which EROS is registered as a member of the Company to be a party to the Shareholders’ Agreement (as if named as a party to the Shareholders’ Agreement).

3.	In case of any dispute or difference arising out of or in connection with this Adherence Agreement the same shall initially be resolved by mutual consultation failing which the same shall be referred to arbitration of a Sole Arbitrator appointed mutually by the Group and EROS (who shall be former Judge of the Supreme Court of India or Ex-Judge of the High Court of Judicature at Bombay), and such arbitration shall be governed by the provisions of Arbitration and Conciliation Act, 1996. The Arbitration proceedings shall be in English and held in Mumbai and the Court in Mumbai alone shall have jurisdiction.

4.	This Deed of Adherence shall be governed by and construed in accordance with laws of India and EROS hereby submits irrevocably to the exclusive jurisdiction of the courts in Mumbai which shall be the Court of competent jurisdiction.

IN WITNESS thereof this Deed of Adherence has been duly executed as a deed by Eros Multimedia Pvt. Ltd. and by Kumar Mangat Pathak and Neelam Pathak on its behalf and as attorney for each of the other parties to the Shareholders’ Agreement on the date stated above.

Signed by within named Eros Multimedia Pvt. Ltd.	) )	/s/ Sunil Lulla

Signed by within named Kumar Mangat Pathak	) )	/s/ Kumar Mangat

Signed by within named Neelam Pathak	) )	/s/ Neelam Pathak

Signed by within named Abhihek Pathak	) )	/s/ Abhishek Pathak

SCHEDULE 3 — BROAD TERMS OF AGREEMENT

IT IS HEREBY AGREED between the Parties as follows:

1)	The Company with the prior written approval and sanction of EROS shall produce all cinematograph films and feature films exclusively for EROS, its subsidiaries or nominees with the budget / entire cost of production and completion of the films (finance invested) being borne and provided by EROS alone.

2)	All the sound track in the film, audio / visual rights and all rights of exhibition, broadcasting, distribution in the cinematograph and feature films in clause 1 hereof shall exclusively stated assigned / transferred to EROS or its subsidiaries/nominees throughout the World at a price and term mutually agreed between the parties for a specified period with EROS being absolute power to reassign all or any of the rights In the above films.

3)	Separate Agreements shall be executed between EROS and the Company for each film aforesaid inter alia stipulating the Budget, Cost of Production, Cash Flow Schedule, Engagement of artistes, Directors, musicians, technicians etc., Production Schedule, Post Production, Accounts, Joint Production Account, Revenue Sharing, Completion of film(s), Assignment, Sale, License, Distribution and exploitation of all copyrights, intellectual property and all other rights in the film including audio/visual rights, Price / Minimum Guarantee terms, recoupment of investment, cost, charges and expenses of distribution, Prints, Trailors, publicity, Commission, Re-assignment of rights, Profit sharing ratios etc.

4)	All distribution in the films for the Whole World shall exclusively vest with EROS on Minimum Guarantee Terms plus an additional 15%, 20% and 25% respectively (for big, medium and small budget films ) of the cost of production.

5)	On approval and sanction of each of the film by EROS, EROS will, in accordance with the Production Schedule mutually agreed between the Parties, endeavour to punctiliously infuse funds in the production and completion of the film. With a view to firm up, commit and settle the project EROS may at its discretion however release lumpsum amounts for signing artistes, technicians, performers etc.

6)	Further since EROS is also the distributor of the films throughout the World for the Company, EROS in its capacity as Distributor shall release funds under-production from time to time in favour of the Company to the extent of 25% of the cost of production against each film

7)	EROS will not claim or demand any interest on finance invested in the Production and completion of the film(s) up to 50% of the total cost of each film. Thereafter, EROS shall charge and demand 12% p.a. simple interest and will form part of cost of production.

8)	Publicity cost of each film for India shall be borne by EROS and the Company in the ratio of 50% - 50%.

9)	The Company shall pay to KM and/or his nominees, director’s remuneration aggregating to Rs.5 Lakhs per month and / or his nominees for handling production and completion of the films for the company.

If the Company on or before 31.12.2009 attains, earns or makes a Pre tax Profit of Rs.25 to 30 Crores KM and/or his nominees will get a commission of Rs.5 Crores separately which will be first appropriated towards his advance, if any, unpaid on that date and balance amount paid to him by the Company.

Until recoupment of the entire funds and investment by EROS in the said films the negative rights of all the cinematograph films to be co-produced between EROS and the Company shall exclusively vest with EROS. Thereafter the negatives of the film shall vest jointly and equally in the names of EROS and KM in the ratio of 50% - 50% with laboratory being intimated accordingly;

KM has represented to EROS that he needs an advance of Rs.9.50 Crores agreeing that the said amount of Rs.9.50 be recouped as set out in clause 13 hereof from his share of profits from the exploitation of the rights of the films. EROS, while accepting the foregoing request of KM has out of advance of Rs.9.50 Crores, already paid a sum of Rs.6.72 Crores with the balance of Rs.0.78 Crores to be paid to KM as under:

(i)	Rs.0.78 Crores after signing of the Agreement and

(ii)	Rs.2 Crores to be released in suitable tranches

It is agreed that until the entire advance of Rs 9.51) Crores to KM shall be recouped by EROS out of KM’s share of profits from the films in the following manner:

(i)	First towards the sum of Rs.4.50 Crores being the share of profits of KM from the exploitation of the rights in the said film and until recoupment of the said sum of Rs 4.50 Crores KM shall not be claim much less be entitled to any amount from his share of profit from the Company.

(ii)	After recoupment of Rs.4 50 Crores as stated in clause 13(i) hereinabove, KM is entitled to withdraw 35% of his share of profit from the Company with the balance 65% shall be held by the Company till such time that the time entire advance of Rs.9.50 Crores is recouped and recovered either by appropriating as per clause 12 hereinabove or by repayment by KM.